--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                   -----------

                             TENNECO AUTOMOTIVE INC.
                                (Name of Issuer)

                                   -----------

Common Stock, $0.01 par value per share                        880349105
    (Title of class of securities)                           (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  July 29, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d - 1(e), Rule 13d - 1(f) or Rule 13 d - 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 pages)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 2 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  340,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             340,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                340,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.8%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    ------------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 3 of 16 Pages
    ----------------------------------------------------                    ------------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  117,800
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             117,800
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                117,800

    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]

    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.3%

    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    --------------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 4 of 16 Pages
    ----------------------------------------------------                    --------------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                340,000
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           340,000

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 340,000

    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]

    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.8%

    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 5 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                117,800
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           117,800

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 117,800
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.3%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 6 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    --------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,786,200
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,786,200
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    --------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                1,786,200
    ------------------------    --------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      4.5%
    ------------------------    --------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              CO
    ------------------------    --------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 7 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  204,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             204,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 204,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      0.5%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 8 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    ----------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                                OF ABOVE PERSON
    ------------------------    ----------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    ----------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    ----------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    ----------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                204,000
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           204,000

    ------------------------    ----------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 204,000
    ------------------------    ----------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    ----------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       0.5%
    ------------------------    ----------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              OO
    ------------------------    ----------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 9 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  422,700
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               2,448,000
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             422,700
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          2,448,000

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                2,870,700
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      7.2%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 880349105                                         13D                  Page 10 of 16 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
    1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
    2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
    3                           SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
    4                           SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
    5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                [_]
    ------------------------    -------------------------------------------------------------------------------------------
    6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               2,448,000
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          2,448,000

    ------------------------    -------------------------------------------------------------------------------------------
    11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                2,448,000
    ------------------------    -------------------------------------------------------------------------------------------
    12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
    13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      6.1%
    ------------------------    -------------------------------------------------------------------------------------------
    14                          TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

                  This Amendment No. 2 ("Amendment No. 2") amends and supplements the statement on Schedule 13D dated August 10, 2000 (the "Statement"), as amended by Amendment No. 1 dated July 2, 2002, relating to the common stock, par value $0.01 per share (the "Shares"), of Tenneco Automotive Inc., a Delaware corporation (the "Company"), filed by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein"; the foregoing persons being referred to collectively as the "Reporting Persons"). Unless otherwise defined herein, the information set forth in the Statement remains unchanged. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings previously ascribed to them in the previous filing of the Statement.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

                  (a) As of the date of this Amendment No. 2, the Reporting Persons beneficially owned in the aggregate 2,870,700 Shares constituting 7.2% of the outstanding Shares (the percentage of Shares owned being based upon 40,046,746 Shares outstanding on April 30, 2002, as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:



                                                            Approximate
Name                        Number of                      Percentage of
----                         Shares                      Outstanding Shares
                             ------                      ------------------
Greenway                    340,000                             0.8%
Greentree                   117,800                             0.3%
Greenbelt                   1,786,200                           4.5%
Greensea                    204,000                             0.5%
Kingsley                    422,700                             1.1%


                  Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) Shares of which Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange
Act) Shares of which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) Shares of which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                  Greenbelt has direct beneficial ownership of the Shares in the accounts that it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

                  (b) Greenway has the sole power to vote or direct the vote of 340,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greentree has the sole power to vote or direct the vote of 117,800 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greensea has the sole power to vote or direct the vote of 204,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Greenbelt has the sole power to vote or direct the vote of 1,786,200 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                  Kingsley has the sole power to vote or direct the vote of 422,700 Shares and the sole power to dispose or direct the disposition of such Shares.

                  (c) Information concerning transactions in the Shares by the Reporting Persons since the most recent filing on Schedule 13D is set forth in
Exhibit 4 attached hereto, which is incorporated herein by reference.

                  (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

                  (e) Not applicable.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following Exhibit is filed herewith:

                  4. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on Schedule 13D.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   July 29, 2002

GREENHOUSE PARTNERS, L.P.                  GREENWAY PARTNERS, L.P.

                                           By:    Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                         general partner
   ----------------------
         Gary K. Duberstein, general
         partner                                    By:/s/ Gary K. Duberstein
                                                       ----------------------
                                                             Gary K. Duberstein, general
                                                             partner

GREENHUT, L.L.C.                           GREENTREE PARTNERS, L.P.

                                           By:    Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                         partner
   ----------------------
         Gary K. Duberstein, Member
                                                    By:/s/ Gary K. Duberstein
                                                       ----------------------
                                                    Gary K. Duberstein, Member

GREENHUT OVERSEAS, L.L.C.                  GREENSEA OFFSHORE, L.P.

                                           By:    Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                         investment general partner
   ----------------------
         Gary K. Duberstein, Member
                                                    By:/s/ Gary K. Duberstein
                                                       ----------------------
                                                            Gary K. Duberstein, Member

                                           GREENBELT CORP.


                                           By:/s/ Alfred D. Kingsley
                                              ----------------------
                                                    Alfred D. Kingsley, President

                                           /s/ Alfred D. Kingsley
                                           ----------------------
                                           Alfred D. Kingsley

                                           /s/ Gary K. Duberstein
                                           ----------------------
                                           Gary K. Duberstein


                                  EXHIBIT INDEX



EXHIBIT NO.               DESCRIPTION
-----------               -----------
          4.              Information concerning transactions in the Shares
                          effected by the Reporting Persons since the most recent filing on Schedule 13D.


















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